Exhibit (a)(1)(G)

Confirmation Electronic Mail/Letter to Employees who Elect to Participate in the Exchange Program

Dear [Employee Name],

Acme Packet has received your Eligible Option Information Sheet and Election Form dated [Click and Type Date], 2009, by which you elected to have some or all of your eligible outstanding options cancelled in exchange for new options, subject to the terms and conditions of the Offer, as follows:

Option Grant Number	Option Grant Date	Option Exercise Price (in US Dollars)	Options Eligible for Exchange	Cancel and Replace Eligible Options?

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new Eligible Option Information Sheet and Election Form through the Offer website at https://acmepacket.equitybenefits.com and electing “No” to retain your eligible option rather than “Yes” to exchange your eligible option. If you are not able to submit your Eligible Option Information Sheet and Election Form electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), a properly signed and completed Eligible Option Information Sheet and Election Form must be received by facsimile, by hand delivery or by electronic mail before 11:59 p.m., Eastern Daylight Savings Time, on August 5, 2009 to:

Susan Anderson

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Fax: +1 (781) 998-0096

Electronic mail: sanderson@acmepacket.com

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to response early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Susan Anderson, our Stock Plan Administrator, by the deadline will be accepted. Documents submitted by any other means, including U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to Susan Anderson, our Stock Plan Administrator, at +1 (781) 328-4805 or sanderson@acmepacket.com or Andre Normand, our Director of Human Resources, at +1 (781) 328-4770 or anormand@acmepacket.com, at:

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Fax: +1 (781) 998-0096

Please note that our receipt of your Eligible Option Information Sheet and Election Form is not by itself an acceptance of the eligible options for exchange. For purposes of the Offer, Acme Packet will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Acme Packet gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, electronic mail or other method of communication. Acme Packet’s formal acceptance of the properly tendered options is expected to take place shortly after the end of the Offer period.

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Summary of the Option Exchange Program; (3) the electronic mail from Andrew Ory, dated July 8, 2009; (4) the Instructions Forming Part of the Terms and Conditions of the Offer; (5) the Election Form; (6) Form of Eligible Option Information Sheet; (7) FAQ’s and (8) the Agreement to Terms of Election. You may access these documents on the Offer website at https://acmepacket.equitybenefits.com  or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Form of Rejection Letter

Dear [Employee Name],

Acme Packet has received your Eligible Option Information Sheet and Election Sheet dated [Click and Type Date], 2009, by which you rejected Acme Packet’s Offer to exchange your eligible outstanding options for new options, as follows:

Option Grant Number	Option Grant Date	Option Exercise Price (in US Dollars)	Options Eligible for Exchange	Cancel and Replace Eligible Options?

If you change your mind, you may change your election as to some or all of your eligible options by submitting a new Eligible Option Information Sheet and Election Form through the Offer website at https://acmepacket.equitybenefits.com and electing “Yes” to exchange your eligible option rather than “No” to retain your eligible option. If you are not able to submit your Eligible Option Information Sheet and Election Form electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), a properly signed and completed Eligible Option Information Sheet and Election Form must be received by facsimile, by hand delivery or by electronic mail before 11:59  p.m., Eastern Daylight Savings Time, on August 5, 2009 to:

Susan Anderson

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Fax: +1 (781) 998-0096

Electronic Mail: sanderson@acmepacket.com

The submission of the required documents must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to response early to avoid any last minute problems. If you are unable to, or choose not to submit electronically, only documents that are complete, signed and actually received by Susan Anderson, our Stock Plan Administrator by the deadline will be accepted. Documents submitted by any other means, including U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted. If you have questions, please direct them to Susan Anderson, our Stock Plan Administrator, at +1 (781) 328-4805 or sanderson@acmepacket.com or Andre Normand, our Director of Human Resources, at +1 (781) 328-4770 or anormand@acmepacket.com at:

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Fax: +1 (781) 998-0096

This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the Summary of Offer to Exchange Certain Outstanding Options for New Options; (3) the electronic mail from Andrew Ory, dated July 8, 2009; (4) the Instructions Forming Part of the Terms and Conditions of the Offer; (5) the Election Form; (6) Form of Eligible Option Information Sheet; (7) FAQ’s and (8) the Agreement to Terms of Election. You may access these documents on the Offer website at https://acmepacket.equitybenefits.com  or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.